Exhibit 10.2
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is entered into by Toreador Resources Corporation (“Toreador” or the “Company”) and Edward Ramirez (“Employee”) as of June 27, 2008. Toreador and Employee are referred to as the “Parties.” This Agreement cancels and supersedes all prior agreements relating to Employee’s employment with the Company except as provided in this Agreement.
     WHEREAS, Employee was employed as the Senior Vice President, Exploration and Production, pursuant to an Employment Agreement dated March 12, 2008 (the “Employment Agreement”) under which the Parties agreed to certain terms and conditions of Employee’s employment with Toreador;
     WHEREAS, because of his employment as an employee of Toreador, Employee has obtained intimate and unique knowledge of all aspects of Toreador’s business operations, current and future plans, financial plans and other confidential and proprietary information;
     WHEREAS, Employee and Toreador mutually desire to terminate their employment relationship and all other positions, if any, held by Employee in Toreador or any of its subsidiaries or affiliates effective as of June 27, 2008 (the “Separation Date”); and
     WHEREAS, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them, including, but not limited to those concerning Employee’s job performance and activities while employed by Toreador and his hiring, employment and voluntary resignation from Toreador, and all disputes over benefits and compensation connected with such employment, and specifically, but not limited to, any disputes arising from the terms of Employee’s employment as set forth in the Employment Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
     1. End of Employee’s Employment. The Parties agree that Employee’s employment with the Company ended on the Separation Date. Employee will execute a resignation letter, in a form set forth as Exhibit A attached, and provide any other documents, if necessary, to effect his resignation from all positions with the Company. Employee agrees that this Agreement fully supersedes any and all prior agreements, which terminate upon the Separation Date. The parties acknowledge and agree that Employee would not be otherwise entitled to any severance payments following his Separation Date under the Employment Agreement or any other plan, program, or arrangement of the Company.
     2. Certain Payments and Benefits.
(a)	Accrued Obligations. Toreador shall pay Employee for all unpaid salary and any accrued but unused vacation through the Separation Date (“Accrued Obligations”). Except as stated in this Agreement or as required by law, all other compensation and benefits which relate to Employee’s employment with Toreador, including any benefits set forth in any policy or program, shall cease as of the Separation Date.

(b)	Separation Payment. Subject to Employee’s consent to and fulfillment of Employee’s obligations in this Agreement, and provided that Employee does not revoke this Agreement under Paragraph 16, the Company will pay Employee severance pay equal to twelve (12) months of Employee’s base salary in the amount of $19,166.67 per month (“Separation Payment”), payable on the first business day of each month, commencing on August 1, 2008, (which is the first day of the month following the expiration of the 30-day period immediately following the Effective Date), minus all required withholdings. The Separation Payment will not be treated as compensation under the Company’s 401(k) Plan or any other retirement plan. Employee recognizes and agrees that he is not otherwise entitled to the Separation Payment, and will receive the Separation Payment only as a condition of signing this Agreement. Each payment of the Separation Payment made in accordance with this Agreement Paragraph 2 shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent Section 409A of the Code applies to such payments.

(c)	Benefits. Pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), if Employee is eligible for and elects COBRA continuation coverage under the Company’s medical plan, the Company shall pay the same portion of Employee’s individual premiums for such coverage as the portion of said premiums that the Company paid for Employee immediately prior to the Separation Date, until the earlier of: (i) the date that is 12-months following the Separation Date; (ii) the date that Employee obtains full-time employment with another entity, dies, or breaches the Agreement; or (iii) the date Employee’s coverage under the Company’s medical plan terminates for any reason. Thereafter, if Employee is eligible and wishes to continue his continuation coverage and the maximum applicable continuation coverage period has not expired, Employee may continue such coverage, provided however, Employee shall be solely responsible for payment of the entire premium for such coverage. To the extent the benefits provided under this Paragraph 2(c) are otherwise taxable to Employee, such benefits, for purposes of Section 409A of the Code (and the regulations and other guidance issued thereunder) (“Section 409A”) shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year. Benefits provided under this Paragraph 2 to Employee or to his spouse or dependents shall be modified to the extent benefits under an applicable plan are modified for active employees of the Company.

(d)	Restricted Stock Awards. Employee and the Company acknowledge that Employee currently holds certain awards of restricted stock granted under Toreador Resources Corporation 2005 Long-Term Incentive Plan (the “Plan”), pursuant to the Employee Restricted Stock Awards granted on January 24, 2008, January 25, 2007, May 30,

2006, January 26, 2006, and November 7, 2005 (the “Restricted Stock Awards”). As of the Separation Date, (i) all of the unvested shares (3,000 shares) subject to the Employee Restricted Stock Award granted on January 24, 2008, and (ii) 4,000 of the unvested shares subject to the Employee Restricted Stock Award granted on January 25, 2007 shall be immediately vested; provided, however, that the Company shall continue to hold such shares until the Effective Date, at which time, unless such shares have been forfeited in accordance with the provisions of this Paragraph 2(d), the Company shall transfer such vested shares to Employee. Except as otherwise expressly provided in this Paragraph 2(d), all equity awards previously granted under the Plan by the Company to Employee and outstanding as of the Separation Date, including without limitation, any grants of restricted stock described in this Paragraph 2(d), shall continue to be governed by the terms and conditions of the applicable award agreements and the Plan, including, without limitation, any provisions providing for forfeiture of such awards upon Employee’s termination of employment with the Company. Notwithstanding anything to the contrary contained herein, in the event Employee does not consent to and fulfill his obligations under this Agreement during the Separation Period, any Restricted Stock Awards that vested in accordance with this Paragraph 2(d) shall be immediately forfeited and of no further force or effect.

(e)	Waiver of Additional Compensation or Benefits. Other than the compensation and payments provided for in this Agreement, Employee shall not be entitled to any additional compensation, nor shall Employee be entitled to any benefits, payments or grants under any benefit plan, severance plan or bonus or incentive program established by Toreador or any of Toreador’s affiliates. Employee agrees that the release in Paragraph 3 covers any claims he might have regarding his compensation, bonuses, stock options or grants and any other benefits Employee may or may not have received during the course of his relationship with Toreador.
     3. Mutual Release and Waiver.
(a)	By Employee. In consideration of the payments and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Employee, Employee, on his own behalf and on behalf of his agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Employee Releasing Parties”) hereby fully releases, remises, acquits and forever discharges the Company and all of its affiliates, and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Company Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Employee Releasing Parties ever have had in the past or presently have against the Company Released Parties, and each of them, arising from or relating to Employee’s employment with the Company or its affiliates or the termination of that employment relationship or any circumstances related thereto, or any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to employment, employment contracts (including the Employment Agreement, any agreement to grant equity awards or any change in control agreement), employee benefits or purported employment discrimination, retaliation, wrongdoing or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Sarbanes-Oxley Act of 2002, the Texas Commission on Human Rights Act, the Texas Payday Law, the Texas Labor Code or any other applicable federal, state or local employment discrimination statute, law or ordinance, including, without limitation, any workers’ compensation or disability claims under any such laws, claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing, and any other claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees. Except as required by law, Employee agrees that he will not commence, maintain, initiate, or prosecute, or cause, encourage, volunteer, or advise with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against Toreador arising from, concerned with, or otherwise relating to, in whole or in part, Employee’s employment or separation from employment with Toreador or any of the matters discharged and released in this Agreement. By executing this Agreement, Employee hereby waives the right to recover in any proceeding he may bring before the Equal Employment Opportunity Commission (the “EEOC”) or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission (or any other agency) on Employee’s behalf. This release shall not apply to any of the Company’s obligations under this Agreement, or any vested 401(k), retirement plan, or any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended. Employee acknowledges that certain of the payments and benefits provided for in Paragraph 2 of this Agreement constitute good and valuable consideration for the release contained in this Paragraph 3(a).

(b)	By the Company. In consideration of the mutual promises contained in this Agreement, the Company, on behalf of itself and all of its subsidiaries, assigns and affiliates, and their present employees, officers, directors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges, Employee and his heirs, executors, successors and assigns (the “Employee Released Parties”), from any and all claims, demands, actions, causes of action, rights, debts, obligations, losses, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, attorneys fees, costs, fees, and all liabilities and indemnities whatsoever, whether known or unknown, suspected or unsuspected, accrued or unaccrued, fixed or contingent, which the Company has, had, or may have against the Employee Released Parties relating to or arising out of his employment or termination of employment of the Company up to and including the date of this Agreement’s execution, except that this release does not include any act or omission taken by Employee while employed by the Company which was (i) criminal or (ii) fraudulent. This Agreement includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state or local laws; or any other statutory or common law claims related to Employee’s employment or termination of employment of the Company up to and including the date of this Agreement’s execution.
     4. No Admission Of Liability. This Agreement shall not in any way be construed as an admission by Toreador of any acts of wrongdoing or violation of any statute, law, or legal right. Rather, Toreador specifically denies and disclaims that it has any liability to Employee, but is willing to pay the sum described above at this time to definitively resolve once and forever this matter and to avoid the costs, expense, and delay of litigation. This Agreement shall not in any way be construed as an admission by Employee of any acts of wrongdoing or violation of any statute, law, or legal right. Rather, Employee specifically denies and disclaims that it has any liability to Toreador, but is willing to accept the sums described above at this time to definitively resolve once and forever this matter and to avoid the costs, expense, and delay of litigation.
     5. Mutual Non-Disclosure And Confidentiality. Employee and Toreador’s officers and members of the Board of Directors agree to keep the facts of this Agreement and its terms completely confidential. Notwithstanding the foregoing, the Employee and Toreador agree that (a) Toreador may disclose such information as it deems necessary to those with a need to know and its professional representatives, including but not limited to, accountants, bankers, attorneys and auditors or as they may reasonably need to disclose by law, rule, regulation, or the regulations of any applicable stock exchange or court order; and (b) Employee may disclose such information to his attorneys, financial advisors and spouse, or pursuant to a court order or a duly issued subpoena by a court of law or governmental entity that has jurisdiction or power to compel such disclosures, or in connection with a lawful investigation or inquiry by a government entity. Employee shall furnish Toreador with a copy of the court order or subpoena requiring that such information be disclosed (with any inapplicable portions redacted) at least ten (10) days (or such lesser period as is practicable given the terms of any such order or subpoena) in advance of any such disclosure. Employee covenants and agrees to deliver the minimum amount of information Employee believes reasonable necessary to fully comply with any such court order or subpoena, or as otherwise required by law. Without limiting Toreador’s right to pursue any other legal or equitable remedies available to it, Employee recognizes and agrees that any breach by Employee of this Paragraph 5 will result in immediate and irreparable harm to Toreador for which damages cannot readily be calculated and for which damages are an inadequate remedy. Accordingly, Employee agrees that

Toreador shall be entitled to injunctive relief to prevent any such actual or threatened breach by Employee. If it is necessary for Toreador to employ the services of an attorney to enforce these commitments and prevails on such claim(s), Employee shall be required to reimburse Toreador for such expense, including its reasonable attorneys’ fees incurred in any action for injunctive relief or damages hereunder.
     6. Mutual Non-Disparagement. Employee and Toreador agree that neither Employee or his family members nor Toreador’s Board of Directors, president, chief accounting officer, chief financial officer, controller or any other officer shall publicly disclose, directly or indirectly, publish, or otherwise communicate to any third party in any malicious, disparaging, defamatory, or derogatory manner any information concerning the other Party to this Agreement.
     7. Cooperation. As a further material inducement to Toreador to make the Separation Payment described herein and for Employee to accept same, Employee hereby agrees to provide his full cooperation, at the request of Toreador, with any of the Company Releasing Parties in any and all such investigations or other legal, equitable or business matters or proceedings which involve any matters for which Employee worked on or had responsibility during his employment with Toreador. Employee also agrees to be reasonably available to Toreador or its representatives to provide general advice or assistance as requested by Toreador. This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to Toreador in connection with any investigation, claim or suit, and cooperating with Toreador regarding any investigation, litigation, claims or other disputed items involving Toreador that relate to matters within the knowledge or responsibility of Employee. Specifically, Employee agrees (i) to meet with Toreador’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide Toreador with immediate notice of contact or subpoena by any non-governmental adverse party, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. Employee acknowledges and understands that his obligations of cooperation under this Paragraph 7 are not limited in time and may include, but shall not be limited to, the need for or availability for testimony. Other than the consideration identified in Paragraph 2, Employee shall receive no additional compensation for time spent assisting Toreador pursuant to this Paragraph 7.
     8. No Employment with Toreador. Employee waives all rights to employment, reemployment or reinstatement (collectively “employment”) with Toreador. Employee agrees that he will not work for Toreador or apply for employment with Toreador in any capacity. Employee recognizes that working for Toreador, or any attempt to apply for employment with Toreador, would be a breach of this Agreement and that Toreador may disregard any application by Employee.
     9. Return of Toreador Property. Within 7 days of the Separation Date, Employee shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and property in his possession which belongs to Toreador or any one or more of its affiliates, including, without limitation, all, computer access codes, Blackberries, credit cards, keys and access cards; and (b) deliver all original and copies of notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) that relate or refer to (1) Toreador or any one or more of its affiliates, or (2) Toreador or any one or more of Toreador’s affiliates’ financial statements, business contacts, and sales. By signing this Agreement, Employee represents and warrants that he has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should he later discover additional items described or referenced in subsections (a) or (b) above, he will promptly notify Toreador and return/deliver such items to Toreador. Non-proprietary, public information is specifically excluded from this Paragraph 9.
     10. Breach of Agreement. In the event Employee fails to materially fulfill any of his obligations in this Agreement, or Employee or anyone acting on his behalf brings suit against Toreador seeking to declare any term of this Agreement void or unenforceable and if one or more material terms of this Agreement are ruled by a court or arbitrator to be void or unenforceable or subject to reduction or modification, then Toreador shall be entitled to (a) terminate the Agreement, (b) terminate any remaining Separation Payments set forth in Paragraph 2, and Employee will not be entitled to receive any remaining Separation Payments, (c) recover Separation Payments and all other benefits set forth in Paragraph 2 already paid to Employee (except for the sum of $1,000) upon court order, (d) recover attorneys’ fees, expenses and costs Toreador incurs in such action, and/or (e) recover any and all other damages to which Toreador may be entitled at law or in equity as a result of a breach of this Agreement. At Toreador’s sole option, the remaining terms of this Agreement shall continue in full force and effect.
     11. No Assignment Of Claims. Employee represents that he has not transferred or assigned, to any person or entity, any claim involving Toreador, or any portion thereof or interest therein.
     12. Binding Effect Of Agreement. This Agreement shall be binding upon Toreador and its successors, representatives and assigns and upon Employee and his heirs, spouse, representatives, successors and assigns.
     13. Controlling Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas. Toreador and Employee agree that the language on this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.
     14. Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.
     15. Entire Agreement. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to Employee’s employment with Toreador, the subject matter of this Agreement or any other term or condition of the relationship between Toreador and Employee including the Employment Agreement. Employee represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, upon any representation(s) by Toreador or its agents except as expressly contained in this Agreement.

     16. Knowing and Voluntary Waiver. Employee, by his free and voluntary act of signing below, (i) acknowledges that he has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (ii) acknowledges that he has been advised to consult with an attorney prior to executing this Agreement, (iii) acknowledges that he understands that this Agreement specifically releases and waives all rights and claims he may have under the ADEA prior to the date on which he signs this Agreement, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby. Furthermore, Employee acknowledges that the payments and benefits provided for in Paragraph 2 of this Agreement will be delayed until this Agreement becomes effective, enforceable and irrevocable. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its preparation (with advice of counsel). Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party generally was responsible for the preparation of this Agreement.
This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Employee (the “Effective Date”). During the seven-day period prior to the Effective Date, Employee may revoke his agreement to accept the terms hereof by indicating in writing to the Company his intention to revoke. If Employee exercises his right to revoke hereunder, he shall forfeit his right to receive any of the payments, restricted stock or benefits provided for herein, and to the extent such payments or benefits have already been made, Employee agrees that he will immediately reimburse the Company for the amounts of such payments and benefits.
[Remainder of Page Intentionally Left Blank]

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING
AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM
RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.
AGREED TO BY:

/s/ Edward Ramirez	6-27-2008
Edward Ramirez	Date
STATE OF TEXAS
COUNTY OF             DALLAS
     Before me, a Notary Public, on this day personally appeared Edward Ramirez, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledges to me that he has executed this Agreement on behalf of himself and his heirs, for the purposes and consideration therein expressed.
     Given under my hand and seal of office this 27th day of June, 2008.

/s/ E.S. Jackson
Notary Public in and for the State of Texas
(PERSONALIZED SEAL)

TOREADOR RESOURCES CORPORATION

By:	/s/ Nigel Lovett
	Title:	President and Chief Executive Officer
	Date:	6/30/08

STATE OF TEXAS
COUNTY OF Dallas
     Before me, a Notary Public, on this day personally appeared Nigel Lovett, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Toreador Resources Corporation, and that s/he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.
     Given under my hand and seal of office this 30th day of June, 2008.

/s/ Shirley Z. Anderson Notary Public in and for the State of Texas
(PERSONALIZED SEAL)

EXHIBIT A
June ___, 2008
Nigel Lovett
Toreador Resources Corporation
13760 Noel Road, Suite 1100
Dallas, Texas 75240
Dear Nigel:
I hereby resign my employment and all of my officer positions with Toreador Resources Corporation and all of its affiliates effective immediately.
Sincerely,
Edward Ramirez

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